EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 31, 2015, with respect to the consolidated financial statements of Real Goods Solar, Inc. as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014 and the effectiveness of internal control over financial reporting of the Company (which reports (1) express an unqualified opinion on the consolidated financial statements and (2) express an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 as filed with the Securities and Exchange Commission, and our report dated July 28, 2014, with respect to the financial statements of Elemental Energy LLC, doing business as Sunetric, as of December 31, 2013 and 2012, and for the years ended December 31, 2013 and 2012. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

Our report dated March 31, 2015, on the effectiveness of internal control over financial reporting as of December 31, 2014, contains an explanatory paragraph that states that the Company acquired Elemental Energy LLC, dba, Sunetric (“Sunetric”) during 2014. Management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2014, Sunetric’s internal control over financial reporting associated with total assets of $7.4 million and total revenues of $12.7 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2014. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Sunetric.

/s/ EKS&H LLLP

August 10, 2015

Denver, Colorado